Press Information

FOR IMMEDIATE RELEASE
PINK OTC MARKETS: MXIM

Contact:      Paresh Maniar,
                    Executive Director, Investor Relations
                    (408) 470-5348

MAXIM REPORTS THIRD QUARTER REVENUE OF $487.4 MILLION

SUNNYVALE, CA- May 1, 2008-Maxim Integrated Products, Inc., (PINK OTC MARKETS: MXIM) reported net revenues of $487.4 million for its fiscal 2008 third quarter ending March 29, 2008. This is a 2.4% increase from the $475.8 million recorded in the third quarter of fiscal 2007, and a 9.7% sequential decrease from the $540.0 million revenue recorded in the previous quarter.

Total cash, cash equivalents and short-term investments increased by $34.4 million during the third quarter to $1.2 billion. Strong cash flow generated from operations was primarily offset by $60.1 million for dividends and $45.9 million in payments for previously acquired property and equipment.

Maxim is not currently providing detailed GAAP and non-GAAP financials for the quarter ending March 29, 2008 due to the previously announced requirement to restate its historical financial statements to record additional non-cash, stock-based compensation expense related to past stock-option grants. Consequently, limited financial data is being presented.

Business Outlook

Maxim's third quarter net realizable bookings increased by 2.7% compared to the second quarter of fiscal 2008. The Company projects revenue for the fourth quarter to be in the range of $490 to $510 million.

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Tunc Doluca, President and Chief Executive Officer, commented, "During my recent visits with customers in Europe and Asia, I saw firsthand the value of our improved execution. We have now achieved preferred supplier status at 10 of our 11 partner accounts who provide formal supplier ratings. Maxim has a well-established reputation for developing innovative analog and mixed-signal solutions. Through our focused efforts of the past year we have now earned the increased trust of our customers. Our improved position to deliver innovative solutions provides us a great opportunity to accelerate our growth."

Dividend

A cash dividend for the third quarter of fiscal 2008 of $0.1875 per share will be paid on May 29, 2008 to stockholders of record on May 14, 2008.

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MAXIM INTEGRATED PRODUCTS, INC.
SELECTED UNAUDITED FINANCIAL INFORMATION

Three Months Ended
	March 29, 2008	December 29, 2007	March 24, 2007
(in thousands)

Net revenues	$ 487,410	$ 540,025	$ 475,799

	March 29, 2008	December 29, 2007	March 24, 2007
(in thousands)

Cash and cash equivalents (1)	$ 1,203,360	$ 1,021,584	$ 383,061
Short-term investments	-	147,375	941,189
	$ 1,203,360	$ 1,168,959	$ 1,324,250

Accounts receivable, net	$ 269,292	$ 285,262	$ 250,703

Additions to property, plant and equipment	$ 41,876	$ 65,892	$ 71,526

(1) Includes restricted cash of $14.3 million and $14.2 million at March 29, 2008 and December 29, 2007, respectively, which represents cash proceeds from the sale of a real property asset held for potential tax deferral.

Note: Due to the pending restatement of the Company's historical financial statements
(see discussion in the release text), all financial numbers presented in this release should be considered estimates and may be subject to significant adjustment.

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"Safe Harbor" Statement

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes the Company's need to restate its historical financial statements to record additional non-cash, stock-based compensation expense related to past stock-option grants, the Company's expectation that revenue for the fourth quarter of fiscal 2008 will be in the range of $490 to $510 million and the Company's belief that the combination of its engineering prowess and customer confidence in it as a reliable supplier creates great growth opportunities. These statements involve risk and uncertainty. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market product mix shifts, customer cancellations and price competition, as well as other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2005. In addition, the risk that the matters described in this press release could divert management's attention from operations, and the fact that expenses arising from the restatement, related private litigation, and other associated activities are expected to be significant.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Maxim

Maxim Integrated Products is a publicly traded company that designs, manufactures, and sells over $2 billion of high-performance semiconductor products annually. It was founded over 25 years ago with the mission to deliver innovative analog and mixed-signal engineering solutions that add value to its customers' products. To date, Maxim has developed over 5600 products serving the Industrial, Communications, Consumer, and Computing markets. For more information, go to www.maxim-ic.com.

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